EXHIBIT 99.1

Sycamore Partners Completes Acquisition of Chico’s FAS, Inc.

Fort Myers, FL – January 5, 2024 – Chico’s FAS, Inc. (“Company” or “Chico’s FAS”) today announced the completion of its acquisition by Sycamore Partners, a private equity firm specializing in retail, consumer, and distribution-related investments, for $7.60 per share, in an all-cash transaction valued at approximately $1 billion.

“Joining the Sycamore portfolio of leading retail brands marks an important milestone for Chico’s FAS and continues our journey as a customer-led, product-obsessed, digital-first, and operationally excellent company,” said Chico's FAS Chief Executive Officer and President Molly Langenstein. “Sycamore and Chico’s FAS both share a commitment to providing solutions, building communities, and creating memorable experiences to bring women confidence and joy. We look forward to working together to reach even greater levels of success.”

“Completing this transaction represents the beginning of an exciting new chapter for the company’s three iconic brands -- Chico’s, White House Black Market and Soma,” said Stefan Kaluzny, Managing Director of Sycamore Partners. “We look forward to supporting the company’s more than 14,000 talented associates as they continue to deliver best-in-class product assortments to their loyal customer base and help these brands reach their fullest potential.”

With the completion of the transaction, Chico’s FAS shares of common stock have ceased trading and are no longer listed on the New York Stock Exchange.

Solomon Partners, L.P. acted as financial advisor to Chico’s FAS, and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal advisor.

UBS Investment Bank acted as financial advisor to Sycamore Partners and Kirkland & Ellis LLP acted as legal advisor.

ABOUT CHICO'S FAS, INC.

Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, FL. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands – Chico’s®, White House Black Market®, and Soma® – each operating in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.

Our Company has a passion for fashion, and each day, we provide clothing, shoes and accessories, intimate apparel, and expert styling in our brick-and-mortar boutiques, digital online boutiques, and through StyleConnect®, the Company’s customized, branded, digital styling tool that enables customers to conveniently shop wherever, whenever, and however they prefer.

As of October 28, 2023, the Company operated 1,256 stores in the U.S. and sold merchandise through 58 international franchise locations in Mexico and through two domestic franchise locations in airports. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, and www.soma.com.

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To learn more about Chico’s FAS, please visit our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

ABOUT SYCAMORE PARTNERS

Sycamore Partners is a private equity firm based in New York. The firm specializes in retail, consumer, and distribution-related investments and partners with management teams to seek to improve the operating profitability and strategic value of their business. With approximately $10 billion in aggregate committed capital raised since its inception in 2011, Sycamore Partners’ investors include leading endowments, financial institutions, family offices, pension plans, and sovereign wealth funds. For more information on Sycamore Partners, visit www.sycamorepartners.com.

Chico’s FAS Contact:

Julie MacMedan

Chico’s FAS, Inc.

(239) 346-4384

julie.macmedan@chicos.com

Sycamore Partners Contact:

Michael Freitag or Lyle Weston

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

media@sycamorepartners.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

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